EXHIBIT 10.1

Midam Ventures, LLC

ENGAGEMENT LETTER

June 17, 2015

VIA EMAIL/FAX/REGULAR MAIL

Robert Sand,CEO

FBEC Worldwide Inc.

1621 Central Ave

Cheyenne, WY 95975

Dear Mr. Sand,

I am very pleased that you have selected Midam Ventures, LLC (hereinafter “Midam”) to act as an advisor and consultant to FBEC Worldwide, Inc. (the “Company”) (hereinafter collectively referred to as the “Parties”), and I look forward to working with you and your team to accomplish your goals. This Engagement Letter (the “Agreement”) shall confirm the Company’s engagement of MIDAM for purposes of providing business advisory services as set forth below in consideration for the fees and compensation described hereinafter. This Agreement shall become effective as of the date set forth above upon your execution and delivery of this Agreement and the engagement fee to MIDAM.

Recital: The Company agrees to provide MIDAM, on a regular and timely basis, such information, historical financial data, projections, Performa’s, business plans, due diligence documentation, and other information (collectively the “Information”) in the possession of the Company or its agents that MIDAM may reasonably request or require to perform the services set forth herein. The information provided by the Company to MIDAM shall be true, complete, accurate, and current in all respects and shall not set forth any untrue statements nor omit any fact required or necessary to make the Information provided not misleading. The Company shall be deemed to make a continuing representation of the accuracy and completeness of any and all Information that it supplies to MIDAM and the Company acknowledges that it intends for MIDAM to rely on this representation and the continued accuracy and completeness of the Information without independent verification in the performance of the Services hereunder. The Company authorizes MIDAM to use such Information in connection with its performance of the Services. MIDAM shall use its best efforts to preserve the confidentiality of Information expressly designated as confidential by the Company. The Company shall promptly and in a timely manner respond to the request(s) of MIDAM regarding specific Information and assistance. MIDAM understands that from time to time they will need to work with the Company’s IR consultant, Lamina International and John Mattio.

1

Services. MIDAM will provide the Company with various business advisory and consulting services as referenced in Exhibit-A attached hereof for the purpose of creating market awareness under SEC and OTC Guidelines and regulations, further referred to as (the ”Services”). The Company acknowledges that the results of said Services would dependent upon various factors and circumstances outside the control of MIDAM. The Company acknowledges that MIDAM has not made any representations, warranties or guarantees that the Services to be provided hereunder shall result in (a) the purchase of the Company’s securities by any investors; (b) funds being made available to the Company from any lenders; (c) any financing vehicles being made available to the Company; (d) any merger, acquisition or disposition in connection with the business or assets of the Company, or any financing transaction (whether registered with the U.S. Securities and Exchange Commission or pursuant to an exemption from such registration) involving the Company will take place; (e) the Company or its successors becoming a “publicly traded” company inside or outside of the United States; or (f) the achievement of any particular result with respect to the Company’s business, stock price, trading volume, market capitalization or otherwise.

License of Trademark: In addition to the Services described above and in Exhibit A, MIDAM will grant a license (the “License”) to the Company for the use of the “Wolfshot” Trademark, in connection with an energy drink to be produced by the Company. The License shall last for the term of this Agreement and any renewals or extensions hereto. Each party shall at any time or times hereafter make, execute and deliver any and all documents, instruments, assurances and things as may reasonably be required for the purpose of giving full force and effect to this Agreement and the covenants, conditions and provisions of this Agreement, without charge to the other party, including but not limited to a Trademark License Agreement.

Consulting Fee. In addition to and not in mitigation of, or substitution for, any additional fees enumerated in any Schedules attached hereto, the Company shall issue to Midam Venture LLC consideration of Ten Million (10,000,000) restricted common shares as consideration for the term of this Engagement. The shares will be issued in 10 equal monthly installment commencing on the date of this agreement and each thirty (30) days thereafter.

Term and Termination. The term of this Agreement shall be for ten (10) Months beginning on June 17, 2015 and ending on April 16, 2016. Either Party may terminate this Agreement prior to the expiration of the Term upon written notice to the non-terminating party upon: (a) the failure of any party to cure a material default under this Agreement within five (5) business days after receiving written notice of such default from the terminating party; (b) the bankruptcy or liquidation of either party; (c) the use by any party of any insolvency laws; (d) the performance of the Services hereunder; and (e) the appointment of a receiver for all or a substantial portion of either parties’ assets or business. If terminated, irrespective of the reasons for such termination, MIDAM shall not be required to perform any additional services beyond the termination date and all fees described in this Agreement shall be deemed earned in full.

Relationship of the Parties. MIDAM is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding there from and any taxes thereon (including any unemployment compensation) and all workers’ compensation insurance. Nothing herein shall establish any partnership, joint venture, or other business association between the parties.

2

Disputes. Any dispute, controversy or claim between the Company and MIDAM arising out of or related to this Agreement or breach thereof, except those faults described in the Remedies for Certain Faults section of this Agreement, shall be settled by arbitration, which shall be conducted in accordance with the rules of the American Arbitration Association then in effect and conducted in the County of Miami-Dade in the State of Florida. Any award made by arbitrators shall be binding and conclusive for all purposes thereof, may include injunctive relief, as well as orders for specific performance and may be entered as a final judgment in any court of competent jurisdiction. The cost and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators and may include reasonable attorney’s fees. Each party hereby further agrees that service of process may be made upon it by registered or certified mail or personal service at the address provided herein.

Indemnification by COMPANY to MIDAM. The Company shall indemnify and hold harmless MIDAM and its directors, officers, employees, agents, attorneys and assigns from and against any and all losses, claims, costs, damages, or liabilities (including the fees and expenses of legal counsel) to which any of them may become subject in connection with the investigation, defense or settlement of any actions or claims: (i)caused by the Company’s misstatement or alleged misstatement of a material fact or omission or alleged omission of a material fact required to make any statement not misleading; (ii) arising in any manner out of or in connection with the rendering of Services by MIDAM hereunder; or (iii) otherwise in connection with this Agreement. The Company shall not be liable for any settlement of any action effected without its written consent.

Notices. All notices hereunder shall be in writing and shall be validly given, made or served if in writing and delivered in person or when received by facsimile transmission, or five days after being sent first class certified or registered mail, postage prepaid, or one day after being sent by a nationally recognized overnight carrier to the party for whom intended at the address set forth after each parties signatures.

Severability. If any clause or provision of the Agreement is illegal, invalid or unenforceable under applicable present or future laws effective during the Term, the remainder of this Agreement shall not be affected. In lieu of each clause or provision of this Agreement, that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a clause or provision as nearly identical as may be possible, and as may be legal, valid, and enforceable. In the event that any clause or provision of this Agreement is illegal, invalid, or unenforceable as aforesaid and the effect of such illegality, invalidity, or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

This is our Agreement. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

Governing Law. This Agreement shall be governed by and construed under the laws of the State of Florida without regard to principals of conflicts of laws provisions.

Venue. Venue for any dispute arising out of this Agreement shall be in a court of competent jurisdiction in Miami-Dade County, Florida.

Interpretation. The Parties hereby acknowledge and agree that each has participated in the negotiation and drafting of this Agreement and that the principle of construing a document most strictly against its drafter shall not apply with respect to the interpretation of this agreement.

Paragraph Headings. Headings in this Agreement are for reference purposes only and shalt not be deemed to have any substantive effect.

3

Amendments and Waivers. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power, or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. To be effective, all waivers must be in writing, signed by both parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

This is our entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral and written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.

We May Execute this Agreement in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

Prevailing Party Rights. In the event that any dispute among the parties to this Agreement should result in arbitration or litigation, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals and collection.

If the foregoing is in accordance with your understanding, kindly confirm your acceptance and agreement by signing and returning the enclosed duplicate of this Agreement that will thereupon constitute an agreement between us.

Accepted and approved this 17th day of June 2015.

By: /s/ Robert S. Sand

Robert Sand,CEO

FBEC Worldwide, Inc.

By: /s/ Adam Heimann

Adam Heimann, Partner

MIDAM Ventures LLC

1522 SAN IGNACIO #3

CORAL GABLES, FL 33413

4

Exhibit A:

Tasks are listed in no specific order.

•	Investors Relations & Public Relations for FBEC Worldwide Inc.
•	Corporate / Ecommerce web development.
•	Social media marketing for corporate & Ecommerce.
•	Seek out & solidify online & offline retail / wholesale distribution for FBEC brands.
•	Business Consulting
•	Provide Coverage from Marijuanastocks.com & WolfofWeedStreet.com

5